PRICING SUPPLEMENT                                 PRICING SUPPLEMENT NO. 325 TO
(TO PROSPECTUS DATED SEPTEMBER 17, 2003     REGISTRATION STATEMENT NO. 333-89136
AND PROSPECTUS SUPPLEMENT                                    DATED JUNE 16, 2006
DATED SEPTEMBER 18, 2003)                                         RULE 424(b)(2)

                                 [ABN AMRO LOGO]
                                    $515,000
                               ABN AMRO BANK N.V.
                           MEDIUM-TERM NOTES, SERIES A
                             SENIOR FIXED RATE NOTES

                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.
                                ----------------

      12.00% KNOCK-IN REVERSE EXCHANGEABLE(SM) SECURITIES DUE JUNE 21, 2007
                 LINKED TO COMMON STOCK OF ULTRA PETROLEUM CORP.

The Securities do not guarantee any return of principal at maturity. Instead, the payout at maturity will be based on the performance of the shares of common stock of Ultra Petroleum Corp., which we refer to as the Underlying Shares, during the life of the Securities, and in certain circumstances described below, we will exchange each Security at maturity for a predetermined number of the Underlying Shares rather than the principal amount of the Securities. THE MARKET VALUE OF THOSE UNDERLYING SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES                 12.00% Knock-in Reverse Exchangeable(SM) Securities
                           due June 21, 2007.

PRINCIPAL AMOUNT           $515,000

UNDERLYING SHARES          Common Shares without Par Value of Ultra Petroleum
                           Corp.

INTEREST RATE              12.00% per annum, payable quarterly in arrears on
                           September 21, 2006, December 21, 2006, March 21, 2007
                           and June 21, 2007.

ISSUE PRICE                100%

ORIGINAL ISSUE DATE        June 21, 2006

PRICING DATE               June 16, 2006

MATURITY DATE              June 21, 2007

INITIAL PRICE              $52.58 (the initial price is subject to adjustment
                           for certain corporate events affecting the Underlying
                           Shares, which we describe in "Description of Securities -- Adjustment Events").

KNOCK-IN LEVEL             $31.55, which is 60% of the initial price.

STOCK REDEMPTION AMOUNT    19.019 Underlying Shares for each $1,000 principal
                           amount of the Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATE         The third trading day prior to the maturity date,
                           subject to adjustment in certain circumstances which we describe in "Description of the Securities --
                           Determination Date."

PAYMENT AT MATURITY        The payment at maturity is based on the performance
                           of the Underlying Shares:

                           o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares has not fallen to or below the knock-in level on any trading day from but not including the pricing date to and including the determination date, we will pay you the principal amount of each Security in cash.

                           o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares falls to or below the knock-in level on any trading day from but not including the pricing date to and including the determination date:

                              -- we will deliver to you a number of Underlying
                                 Shares equal to the stock redemption amount, in the event that the closing price of the Underlying Shares on the determination date is below the initial price; or

                              -- we will pay you the principal amount of each
                                 Security in cash, in the event that the closing price of the Underlying Shares on the determination date is at or above the initial price.

                           o You will receive cash in lieu of fractional shares.

                           The payment at maturity is subject to adjustment in certain circumstances.

GUARANTEE                  The Securities will be fully and unconditionally
                           guaranteed by ABN AMRO Holding N.V.

DENOMINATIONS              The Securities may be purchased in denominations of
                           $1,000 and integral multiples thereof.

NO AFFILIATION WITH        Ultra Petroleum  Corp.,  which we refer to
ULTRA PETROLEUM CORP.      as Ultra  Petroleum,  is not an  affiliate
                           of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of Ultra Petroleum.
                           Investing in the Securities is not equivalent to investing in Ultra Petroleum common stock.

LISTING We do not intend to list the Securities on any securities exchange.

THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE AGENTS ARE NOT OBLIGATED TO PURCHASE THE SECURITIES BUT HAVE AGREED TO USE REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE SECURITIES. THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED BY THIS PRICING SUPPLEMENT WAS NOT PURCHASED BY INVESTORS IN THE OFFERING. ONE OR MORE OF OUR AFFILIATES HAS AGREED TO PURCHASE THE UNSOLD PORTION, WHICH DOES NOT EXCEED $51,500 AND TO HOLD SUCH SECURITIES FOR INVESTMENT FOR A PERIOD OF AT LEAST 30 DAYS. SEE "HOLDING OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS" AND "PLAN OF DISTRIBUTION."

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                            PRICE $1,000 PER SECURITY
                        LASALLE FINANCIAL SERVICES, INC.
                              ABN AMRO INCORPORATED
JUNE 16, 2006

    The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

    The Securities are securities (EFFECTEN) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

    These restrictions shall cease to apply from the date on which the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) shall have granted a dispensation on the offering of the Securities pursuant to this Pricing Supplement and the accompanying Prospectus Supplement and the Prospectus.

     In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities."

    Reverse Exchangeable(SM) is a service mark of ABN AMRO Bank N.V.

                                     SUMMARY

    THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS." IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

    The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities are medium-term notes of ABN AMRO Bank N.V. and have a maturity of one year. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the Underlying Shares. Therefore your principal is at risk.

    The Securities have certain features that make them what we refer to as "Knock-in Reverse Exchangeable Securities." This means that if the closing price of the Underlying Shares on the primary U.S. organized exchange or market for the Underlying Shares, which we refer to as the relevant exchange, never falls to or below a certain price level, which we call the knock-in level, on any trading day from but not including the pricing date to and including the determination date, then we will pay you in cash the principal amount of each Security at maturity. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls to or below the knock-in level on any trading day from but not including the pricing date to and including the determination date, then the payment at maturity will depend on the closing price of the Underlying Shares on the determination date. In this latter case, if the closing price of the Underlying Shares on the determination date is equal to or greater than the initial price, we will pay you in cash the principal amount of each Security you hold; if the closing price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you, in exchange for each $1,000 principal amount of Securities, a number of Underlying Shares equal to the stock redemption amount.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

    The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate on the Securities.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

    The put option you indirectly sell to us creates the feature of exchangeability. If the closing price of the Underlying Shares on the relevant exchange falls to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, and on the determination date the closing price per Underlying Share is less than the initial price, you will receive a fixed number of Underlying Shares for each Security you hold, which we call the stock redemption amount. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls to or below the knock-in level, and on the determination date the closing price per Underlying Share is equal to or greater than the initial price, you will receive $1,000 for each Security you hold. Because of the exchangeability of the Securities, and because we will determine whether you will receive cash or Underlying Shares by reference to the closing price of the Underlying Shares on the determination date, such securities are generally referred to as "reverse exchangeable securities." However, because this feature of exchangeability is created only if the closing price of the Underlying Shares on the relevant exchange falls to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date and up to and including the determination date, we call the Securities "Knock-in Reverse Exchangeable Securities."

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

    The payment at maturity of the Securities will depend on (i) whether or not the closing price of the Underlying Shares on the relevant exchange fell to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, and if so, (ii) the closing price of the Underlying Shares on the determination date.

    o If the closing price per Underlying Share on the relevant exchange has not fallen to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, we will pay you the principal amount of each Security in cash.

    o If the closing price per Underlying Share on the relevant exchange has fallen to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, we will either:

        o deliver to you the stock redemption amount, in exchange for each Security, in the event that the closing price of the Underlying Shares is below the initial price on the determination date; or

        o pay you the principal amount of each Security in cash, in the event that the closing price of the Underlying Shares is at or above the initial price on the determination date.

    The payment at maturity is subject to adjustment in certain circumstances, which we describe in "Description of Securities -- Adjustment Events.

HOW ARE THE STOCK REDEMPTION AMOUNT AND KNOCK-IN LEVEL DETERMINED?

    The stock redemption amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. The value of any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities, will be paid in cash based on the closing price of the Underlying Shares on the determination date.

    The knock-in level is 60% of the initial price.

    The initial price and consequently the stock redemption amount and knock-in level are subject to adjustment for certain corporate events affecting the Underlying Shares, which we describe in "Description of Securities -- Adjustment Events."

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

    The Securities pay interest at a rate of 12.00% per annum. The interest rate is fixed at issue and is payable quarterly in arrears. This means that irrespective of whether the Securities are exchanged at maturity for cash or the stock redemption amount, you will be entitled to quarterly interest payments on the full principal amount of the Securities you hold, payable in cash.
CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

    If, for example, the initial price of the Underlying Shares were $52.58, then the stock redemption amount would be 19.019 Underlying Shares, or $1,000 divided by $52.58, and the knock-in level would be $31.55, or 60% of the initial price.

    If the closing price of the Underlying Shares fell to or below the knock-in level of $31.55 on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, then the payment at maturity would depend on the closing price of the Underlying Shares on the determination date. In this case, if the closing price of the Underlying Shares on the determination date is $46.00 per share at maturity, which is below the initial price level, you would receive 19.019 Underlying Shares for each $1,000 principal amount of the Securities (in actuality, because we cannot deliver fractions of a share per each Security, you would receive on the maturity date for each $1,000 principal amount of the Securities, 19 Underlying Shares plus $0.87 cash in lieu of 0.019 fractional shares, determined by multiplying 0.019 by $46.00, the closing price per Underlying Share on the determination date). In addition, over the life of the Securities you would have received interest payments at a rate of 12.00% per annum. IN THIS CASE, THE MARKET VALUE OF THOSE UNDERLYING SHARES (INCLUDING CASH PAID IN LIEU OF FRACTIONAL SHARES) THAT WE WOULD DELIVER TO YOU AT MATURITY FOR EACH SECURITY WOULD BE $874.87, WHICH IS LESS THAN THE PRINCIPAL AMOUNT OF $1,000, AND YOU WOULD HAVE LOST A PORTION OF YOUR INITIAL INVESTMENT.

If, on the other hand, the closing price of the Underlying Shares on the determination date is $60.00 per share, which is above the initial price level, you will receive $1,000 in cash for each $1,000 principal amount of the Securities regardless of the knock-in level having been breached. In addition, over the life of the Securities you would have received interest payments at a rate of 12.00% per annum.

    Alternatively, if the closing price of the Underlying Shares never falls to or below $31.55, which is the knock-in level, on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, at maturity you will receive $1,000 in cash for each Security you hold regardless of the closing price of the Underlying Shares on the determination date. In addition, over the life of the Securities you would have received interest payments at a rate of 12.00% per annum.

    THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY. THE INITIAL PRICE AND CONSEQUENTLY THE KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT ARE SUBJECT TO ADJUSTMENT FOR CERTAIN CORPORATE EVENTS AFFECTING THE UNDERLYING SHARES. IT IS NOT POSSIBLE, HOWEVER, TO PREDICT THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE OR AT ANY TIME DURING THE LIFE OF THE SECURITIES.

    In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various hypothetical closing prices of the Underlying Shares on the determination date in the case where the knock-in level has been breached and in the case where the knock-in level has not been breached.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

    You are not guaranteed to receive any return of principal at maturity. If the closing price of Underlying Shares falls to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date, and the closing price of the Underlying Shares is below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

    Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE LIFE OF THE SECURITIES?

    No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. As a result, if the Underlying Shares have appreciated above their price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

    You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

    We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date.

    Although they are not required to do so, we have been informed by our affiliates that when this offering is complete, they intend to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliates do make such a market in the Securities, they may stop doing so at any time.

    In connection with any secondary market activity in the Securities, our affiliates may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliates are not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

    In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliates have charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.

    We are a prominent international banking group offering a wide range of banking products and financial services on a global basis through our network of 3,557 offices and branches in 58 countries and territories as of year-end 2005. We are one of the largest banking groups in the world, with total consolidated assets of (euro)880.8 billion at December 31, 2005. We are the largest banking group in the Netherlands and we have a substantial presence in Brazil and the Midwestern United States. We are one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2005. We are listed on Euronext and the New York Stock Exchange.

    ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder are fully and unconditionally guaranteed by Holding.

WHERE CAN I FIND OUT MORE ABOUT ULTRA PETROLEUM?

    Because the Underlying Shares are registered under the Securities Exchange Act of 1934, as amended, Ultra Petroleum is required to periodically file certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical highest closing price, lowest closing price and last day closing price of the Underlying Shares for each quarter since 2003 are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHO WILL DETERMINE WHETHER THE CLOSING PRICE OF THE UNDERLYING SHARES HAS FALLEN TO OR BELOW THE KNOCK-IN LEVEL, THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE, THE STOCK REDEMPTION AMOUNT AND THE INITIAL PRICE?

    We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for the JPMorgan Chase Bank, the trustee for the Securities. As calculation agent, AAI will determine whether the closing price of the Underlying Shares has fallen to or below the knock-in level, the closing price of the Underlying Shares on the determination date, the stock redemption amount and the initial price. The calculation agent may adjust the initial price of the Underlying Shares and consequently the stock redemption amount and knock-in level, which we describe in the section called "Description of Securities -- Adjustment Events."

WHO INVESTS IN THE SECURITIES?

    The Securities are not suitable for all investors. The Securities might be considered by investors who:

o seek a higher interest rate than the current dividend yield on the Underlying Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

o are willing to accept the risk of owning equity in general and the Underlying Shares in particular and the risk that they could lose their entire investment;

o do not expect to participate in any appreciation in the price of the Underlying Shares; and

o  and are willing to hold the Securities until maturity.

    You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

    Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

    Some selected risk considerations include:

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o PRINCIPAL RISK. The Securities are not principal protected, which means there is no guaranteed return of principal. If the closing price of the Underlying Shares falls to or below the knock-in level on any trading day during the life of the Securities and the closing price on the determination date is less than the initial price, we will deliver to you a fixed number of Underlying Shares with a market value less than the principal amount of the Securities, which value may be zero.

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

    You should read the "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our Series A medium-term note program and guaranteed by Holding. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our Series A medium-term note program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

    You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (54-20) 628-9393.

                                  RISK FACTORS

    The Securities are not secured debt and are riskier than ordinary debt securities. There is no guaranteed return of principal. Investing in the Securities is not the equivalent of investing directly in the Underlying Shares. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

    The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed principal amount in cash at maturity if the closing price of the Underlying Shares has fallen to or below the knock-in level on any trading day from but not including the pricing date to and including the determination date and, in addition, the closing price of the Underlying Shares is below the initial price on the determination date. In such event, we will exchange each Security you hold for a number of Underlying Shares equal to $1,000 divided by the initial price, as determined by the calculation agent. If, therefore, the closing price of the Underlying Shares on the determination date is less than the initial price (and the knock-in level has been previously breached), we will deliver to you a number of Underlying Shares with a market value less than the principal amount of the Securities, and which value may be zero. You cannot predict the future performance of the Underlying Shares based on their historical performance. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF THE AMOUNT YOU INVEST IN THE SECURITIES.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

    The amount paid at maturity of the Securities in cash or Underlying Shares will not exceed the principal amount of the Securities. If the closing price of the Underlying Shares on the determination date is equal to or exceeds the initial price (regardless of whether the knock-in level has been previously breached), you will receive the principal amount of the Securities irrespective of any appreciation in the share price. You will not receive Underlying Shares or any other asset equal to the value of the Underlying Shares. As a result, if the Underlying Shares have appreciated above their closing price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

    You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliates have informed us that they intend to purchase and sell the Securities from time to time in off-exchange transactions, but they are not required to do so. If our affiliates do make such a market in the Securities, they may stop doing so at any time. In addition, the total aggregate principal amount of the Securities being offered was not purchased by investors in the offering. One or more of our affiliates has agreed to purchase the unsold portion, which does not exceed $51,500, for its own investment. Such affiliate or affiliates intend to hold the Securities for investment for at least 30 days, which may affect the supply of Securities available for secondary trading and therefore adversely effect the price of the Securities in any secondary trading.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

    The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

    Several factors, many of which are beyond our control, will influence the value of the Securities, including:

    o the closing price of the Underlying Shares, in particular, whether the closing price of the Underlying Shares has fallen to or below the knock-in level;

    o the volatility (frequency and magnitude of changes) in the price of the Underlying Shares;

    o the dividend rate on the Underlying Shares. While dividend payments on the Underlying Shares, if any, are not paid to holders of the Securities, such payments may have an influence on the closing price of the Underlying Shares and therefore on the Securities;

    o   interest and yield rates in the market;

    o economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the closing price of the Underlying Shares and/or the Securities;

    o   the time remaining to the maturity of the Securities; and

    o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

    Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the closing price of the Underlying Shares is at, below, or not sufficiently above the knock-in level. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices."

THE INCLUSION OF COMMISSIONS AND COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

    Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

AN INCREASE IN THE VALUE OF THE UNDERLYING SHARES WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

    Owning the Securities is not the same as owning the Underlying Shares. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Shares, and changes in the market price of the Underlying Shares may not result in a comparable change in the market value of your Securities. If the price per Underlying Share increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Shares to increase while the market price of the Securities declines.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN THE UNDERLYING SHARES HELD BY US

    We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, options contracts on Underlying Shares listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Such hedging is carried out in a manner designed to minimize any impact on the price of the Underlying Shares. Our purchase activity, however, could potentially have increased the initial price of the Underlying Shares, and therefore inadvertently increased the level below which we would be required to deliver to you at maturity Underlying Shares, which, in turn, would have a value less than the principal amount of your Securities.

    Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Underlying Shares, options contracts on Underlying Shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engage in or may engage in has had or will have a material impact on the price of the Underlying Shares, we cannot give you any assurance that we have not or will not affect such price as a result of our hedging or trading activities. It is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading the Underlying Shares and other investments relating to Ultra Petroleum on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with Ultra Petroleum or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of the Underlying Shares.

    The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Underlying Shares acquired by us or our affiliates. Neither we nor Holding nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any Underlying Shares that we or Holding own will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING SHARES

    As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Shares would have.

    Because neither we nor Holding nor any of our affiliates are affiliated with Ultra Petroleum, we have no ability to control or predict the actions of Ultra Petroleum, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the knock-in level and stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Ultra Petroleum. ULTRA PETROLEUM IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO ULTRA PETROLEUM.

INFORMATION REGARDING ULTRA PETROLEUM

    Neither we nor Holding nor any of our affiliates assume any responsibility for the adequacy of the information about Ultra Petroleum contained in this Pricing Supplement or in any of Ultra Petroleum's publicly available filings. AS AN INVESTOR IN THE SECURITIES, YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO ULTRA PETROLEUM. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY AFFILIATION WITH ULTRA PETROLEUM, AND ARE NOT RESPONSIBLE FOR ULTRA PETROLEUM'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE. We do not have any material non-public information about Ultra Petroleum as of the date of this Pricing Supplement although we or our subsidiaries may currently or from time to time engage in business with Ultra Petroleum, including extending loans to, or making equity investments in, or providing investment advisory services to Ultra Petroleum, including merger and acquisition advisory services.

LIMITED ANTIDILUTION PROTECTION

    AAI, as calculation agent, will adjust the initial price and consequently the stock redemption amount and knock-in level for certain events affecting the Underlying Shares, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Shares. For example, the calculation agent is not required to make any adjustments if Ultra Petroleum or anyone else makes a partial tender or partial exchange offer for the Underlying Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF THE UNDERLYING SHARES PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

    Certain of our affiliates have agreed to purchase for investment Securities with an aggregate principal amount not to exceed $51,500, which they intend to hold for a period of at least 30 days. As a result, upon completion of this offering, our affiliates will own up to approximately 10% of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

    In addition, if a substantial portion of the Securities held by our affiliates were to be offered for sale in the secondary market, if any, following this offering, the market price of the Securities may fall. The negative effect of such sales on the price of the Securities could be more pronounced if secondary trading in the Securities is limited or illiquid.

POTENTIAL CONFLICTS OF INTEREST BETWEEN HOLDERS OF SECURITIES AND THE CALCULATION AGENT

    As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in the Underlying Shares, as well as in other instruments related to the Underlying Shares. AAI and some of our other affiliates also trade the Underlying Shares on a regular basis as part of their general broker dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Shares and, accordingly could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

    In addition, if certain reorganization events occur as defined under "Description of Securities--Adjustment Events" the calculation agent may adjust the initial price and consequently the knock-in level and stock redemption amount to reflect the new securities issued in such reorganization event. The calculation agent may make such adjustment based on its assessment of the market value and volatility of those new securities, which may adversely affect the value of the Securities. The calculation agent's adjustment to the Securities may be influenced by, among other things, our or our affiliates' hedging transactions with respect to the Securities and our or their ability to hedge our obligations under the Securities following those reorganization events. While we do not currently anticipate the occurrence of a reorganization event, there can be no assurance that a reorganization event will not occur or that the calculation agent's adjustments upon a reorganization event will not adversely affect the value of the Securities.

     Moreover, the issue price of the Securities includes the agents' commissions and certain costs of hedging our obligations under the Securities. Our affiliates through which we hedge our obligations under the Securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

TAX TREATMENT

    You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS, the Dutch authorities or a court may not agree with the tax treatment described in this Pricing Supplement. Please read carefully the section entitled "Taxation" in this Pricing Supplement. You should consult your tax advisor about your own situation.

                HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
                          OF THE SECURITIES AT MATURITY

    The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include (a) whether the closing price of the Underlying Shares has fallen to or below the knock-in level on any trading day during the life of the Securities from but not including the pricing date up to and including the determination date and (b) several hypothetical closing prices for the Underlying Shares on the determination date. The information in the tables is based on hypothetical market values for the Underlying Shares. We cannot predict the closing price of the Underlying Shares on the determination date or at any time during the life of the Securities. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                  $52.58 (the Closing Price per Underlying Share
                                on the Pricing Date)

Knock-in level:                 $31.55 (60% of the Initial Price)

Annual Interest on the
Securities:                     12.00%

Term of the Securities:         12 months

                                Exchange Factor: 1.0 (we have assumed that no
                                  market disruption event occurs and the
                                  calculation agent does not need to adjust the exchange factor for any adjustment events during the term of the Securities).

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES FALLS TO OR BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE LIFE OF THE SECURITIES FROM BUT NOT INCLUDING THE PRICING DATE UP TO AND INCLUDING THE DETERMINATION
DATE:

--------------------------------------------------------------------------------
        ASSUMED                             FOUR
    ULTRA PETROLEUM       VALUE OF        QUARTERLY          TOTAL RETURN(b)
   CLOSING PRICE ON      PAYMENT AT       INTEREST    --------------------------
  DETERMINATION DATE     MATURITY(a)     PAYMENTS(c)        $              %
--------------------------------------------------------------------------------
       +$52.58            $1,000.00        $120.00      $1,120.00        12.00%
        $52.58            $1,000.00        $120.00      $1,120.00        12.00%
        $51.27            $  975.10        $120.00      $1,095.10         9.51%
        $48.90            $  930.03        $120.00      $1,050.03         5.00%
        $46.27            $  880.01        $120.00      $1,000.01         0.00%
        $43.26            $  822.76        $120.00      $  942.76        -5.72%
        $41.10            $  781.68        $120.00      $  901.68        -9.83%
        $32.88            $  625.34        $120.00      $  745.34       -25.47%
        $23.02            $  437.82        $120.00      $  557.82       -44.22%
        $11.51            $  218.91        $120.00      $  338.91       -66.11%
        $ 5.76            $  109.55        $120.00      $  229.55       -77.05%
        $ 0.00            $    0.00        $120.00      $  120.00       -88.00%
--------------------------------------------------------------------------------

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES NEVER FALLS TO OR BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE LIFE OF THE SECURITIES FROM BUT NOT INCLUDING THE PRICING DATE UP TO AND INCLUDING THE DETERMINATION
DATE:

--------------------------------------------------------------------------------
         ASSUMED                            FOUR
    ULTRA PETROLEUM      VALUE OF        QUARTERLY          TOTAL RETURN(b)
   CLOSING PRICE ON     PAYMENT AT       INTEREST     --------------------------
  DETERMINATION DATE    MATURITY(d)     PAYMENTS(c)         $              %
--------------------------------------------------------------------------------
       +$52.58           $1,000.00        $120.00       $1,120.00       12.00%
        $52.58           $1,000.00        $120.00       $1,120.00       12.00%
        $47.32           $1,000.00        $120.00       $1,120.00       12.00%
        $44.96           $1,000.00        $120.00       $1,120.00       12.00%
        $31.56           $1,000.00        $120.00       $1,120.00       12.00%
--------------------------------------------------------------------------------


----------------
(a) Based on the assumptions set forth above, if the closing price of the Underlying Shares falls to or below $31.55 on any trading day from but not including the pricing date up to and including the determination date and, in addition, the closing price of the Underlying Shares is less than $52.58 on the determination date, the payment at maturity will be made in Underlying Shares. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Shares will be the same on the maturity date as on the determination date.

(b) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" and "Taxation" in this Pricing Supplement.

(c) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any quarterly interest payment period, the coupon payable in such period and, consequently, the total interest payable over the life of the Securities, may be less than the amount reflected in this column.

(d) Based on the assumptions set forth above, if the closing price of the Underlying Shares never falls to or below $31.55 on any trading day from but not including the pricing date up to and including the determination date, the payment at maturity will be made in cash.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the Commission's public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-732-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference the documents listed below, all subsequent Annual Reports on Form 20-F filed by Holding, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement No. 333-89136, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities:

     (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2005, filed on April 3, 2006;

     (b) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on April 13, 2006 containing a press release entitled "ABN AMRO reports pro-forma 2005 results under new structure," dated April 7, 2006;

     (c) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on April 27, 2006, containing (1) a press release entitled "ABN AMRO reports first quarter 2006 results: Operating result up 28.9% due to solid organic growth and inclusion of Banca Antonveneta", dated April 26, 2006, (2) a press release entitled "Consolidated Ratio of Earnings to Fixed Charges," dated April 26, 2006;

     (d) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on April 28, 2006, containing a press release entitled "ABN AMRO reports pro-forma 2005 results under new structure," dated April 26, 2006; and

     (e) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on June 14, 2006, containing three press releases entitled "ABN AMRO to sell futures business to UBS," dated May, 2006, "KBC finalises acquisition of K&H Bank (Hungary)," dated May 30, 2006, and "ABN AMRO to acquire additional 3.86% in Banco ABN AMRO Real from Banca Intesa," dated June 12, 2006.

    You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628
3842).

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

      According to publicly available documents, Ultra Petroleum is an oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and gas properties.

    The Underlying Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-732-0330. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Ultra Petroleum pursuant to the Exchange Act can be located by reference to Commission file number 0-29370.

    In addition, information regarding Ultra Petroleum Corp. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

    THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF ULTRA PETROLEUM. WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING ULTRA PETROLEUM FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR HOLDING NOR THE AGENTS HAVE PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO ULTRA PETROLEUM IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR HOLDING NOR THE AGENTS MAKE ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING ULTRA PETROLEUM ARE ACCURATE OR COMPLETE. FURTHERMORE, NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING ULTRA PETROLEUM COULD AFFECT THE VALUE YOU WILL RECEIVE ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY OBLIGATION TO DISCLOSE ANY INFORMATION ABOUT ULTRA PETROLEUM AFTER THE DATE OF THIS PRICING SUPPLEMENT.

    NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING SHARES.

    We and/or our affiliates may presently or from time to time engage in business with Ultra Petroleum, including extending loans to, or making equity investments in, or providing advisory services to Ultra Petroleum, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Ultra Petroleum and, in addition, one or more of our affiliates may publish research reports with respect to Ultra Petroleum. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. AS A PROSPECTIVE PURCHASER OF A SECURITY, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF ULTRA PETROLEUM AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE UNDERLYING SHARES.

HISTORICAL INFORMATION

    The Underlying Shares are traded on the American Stock Exchange under the symbol "UPL". The following table sets forth the published highest closing price for the quarter, lowest closing price for the quarter and last day closing price for the quarter of the Underlying Shares since 2003. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the Underlying Shares as an indication of future performance. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE UNDERLYING SHARES WILL NOT DECREASE, SUCH THAT WE WILL DELIVER UNDERLYING SHARES AT MATURITY.

                                                 HIGH       LOW       LAST DAY
                                                CLOSING   CLOSING     CLOSING
   PERIOD                                        PRICE     PRICE       PRICE
                                               --------- ---------- ------------
   2003
     First Quarter............................ $ 5.1200   $ 4.3000    $ 4.4150
     Second Quarter........................... $ 6.4550   $ 4.2250    $ 6.4550
     Third Quarter............................ $ 7.4000   $ 5.7500    $ 6.9750
     Fourth Quarter........................... $12.7250   $ 7.0250    $12.3100
   2004
     First Quarter............................ $15.0400   $11.1000    $15.0050
     Second Quarter........................... $18.8850   $14.7300    $18.6650
     Third Quarter............................ $25.0450   $18.4750    $24.5250
     Fourth Quarter........................... $27.4300   $23.2550    $24.0650
   2005
     First Quarter............................ $28.9900   $22.8000    $25.4000
     Second Quarter........................... $30.3600   $22.3050    $30.3600
     Third Quarter............................ $56.8800   $30.9800    $56.8800
     Fourth Quarter .......................... $59.9500   $46.4800    $55.8000
   2006
     First Quarter............................ $69.6000   $51.0000    $62.3100
     Second Quarter (through June 16, 2006)... $67.5500   $45.0000    $52.5800

    Neither we nor Holding make any representation as to the amount of dividends, if any, that Ultra Petroleum will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                            DESCRIPTION OF SECURITIES

    Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 12.00%Knock-in Reverse Exchangeable Securities due June 21, 2007 linked to common stock of the Underlying Company and fully and unconditionally guaranteed by Holding.

Principal Amount:.............  $515,000

Underlying Shares.............  Common Shares without par value.

Underlying Company............  Ultra Petroleum Corp.

Original Issue Date...........  June 21, 2006

Pricing Date..................  June 16, 2006

Issue Price...................  100%

Initial Price.................  $52.58 (the Closing Price per Underlying Share
                                when we priced the Securities on the Pricing
                                Date, divided by the Exchange Factor).

Knock-in Level................  60% of the Initial Price, which will be determined by the Calculation Agent. The Initial Price and consequently the Knock-in Level may be adjusted for certain corporate events affecting the Underlying Company.

Maturity Date.................  June 21, 2007

Specified Currency............  U.S. Dollars

CUSIP.........................  00079FRB0

Denominations.................  The Securities may be purchased in denominations of $1,000 and integral multiples thereof.

Form of Securities............  The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee.....................  The payment and delivery obligations of ABN AMRO
                                Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Interest Rate.................  12.00% per annum, payable quarterly in arrears on September 21, 2006, December 21, 2006, March 21, 2007 and June 21, 2007, which shall represent (a) an interest coupon of 5.48% per annum and (b) an option premium of 6.52% per annum.

Payment at Maturity...........  If the Closing Price per Underlying Share has
                                not fallen to or below the Knock-in Level on any Trading Day from but not including the Pricing date to and including the Determination Date, we will pay you the principal amount of each Security in cash. If the Closing Price per Underlying Share has fallen to or below the Knock-in Level on any Trading Day from but not including the Pricing Date to and including the Determination Date, then (i) if the Closing Price per Underlying Share on the Determination Date is below the Initial Price, we will deliver to you, in exchange for each Security, a number of Underlying Shares equal to the Stock Redemption Amount or (ii) if the Closing Price per Underlying Share on the Determination Date is at or above the Initial Price, we will pay you the principal amount of each Security in cash. We will pay cash in lieu of delivering fractional Underlying Shares in an amount equal to the corresponding fractional Closing Price of the Underlying Shares, as determined by the Calculation Agent on the Determination Date.

                                Following a Reorganization Event, the amount payable at maturity is subject to adjustments as described below under "--Adjustment Events."

Stock Redemption Amount.......  The Calculation Agent will determine the Stock
                                Redemption Amount on the Determination Date by dividing $1,000 by the Initial Price of the Underlying Shares. The Initial Price and consequently the Stock Redemption Amount may be adjusted for certain corporate events affecting the Underlying Company. The interest payment on the Securities at maturity will be paid in cash.

Determination Date............  The third scheduled Trading Day prior to the
                                Maturity Date; provided that if such day is not a Trading Day, or if a Market Disruption Event has occurred on such a Trading Day, the Determination Date shall be the immediately succeeding Trading Day; provided, further, that the Determination Date shall be no later than the second scheduled Trading Day preceding the Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

Closing Price.................  If the Underlying Shares (or any other security for which a closing price must be determined) are listed on a U.S. securities exchange registered under the Exchange Act, are securities of The Nasdaq National Market or are included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board (operated by the National Association of Securities Dealers, Inc.), the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the Underlying Shares (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the Underlying Shares, or other such security, are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on The Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security (which may include AAI or LFS or any of our other affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of The Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Relevant Exchange.............  The primary U.S. securities organized exchange or market of trading for the Underlying Shares. If a Reorganization Event has occurred, the Relevant Exchange will be the stock exchange or securities market on which the Exchange Property (as defined below under "--Adjustment Events") that is a listed equity security is principally traded as determined by the Calculation Agent.

Trading Day...................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

Book Entry Note or
Certificated Note ............  Book Entry

Trustee.......................  JPMorgan Chase Bank, NA

Market Disruption Event.......  Means, with respect to any securities for which a Closing Price must be
                                determined:

                                (i) either:

                                    (x) any suspension of or limitation imposed
                                        on trading in such securities by the
                                        primary exchange therefore or otherwise
                                        and whether by reason of movements in
                                        price exceeding limits permitted by such exchange or otherwise or by any exchange or quotation system on which trading in futures or options contracts relating to such securities is executed, or

                                    (y) any event (other than an event described
                                        in clause (z) below) that disrupts or
                                        impairs (as determined by the
                                        Calculation Agent) the ability of market participants in general (1) to effect transactions in or obtain market values for such securities on the primary exchange therefore or (2) to effect transactions in or obtain market values for futures or options contracts relating to such securities on any other exchange, or

                                    (z) the closure on any Trading Day of the
                                        primary exchange for such securities, or any exchange or quotation system on which trading in future or options relating such securities is executed, prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such exchange on such Trading Day and (2) the submission deadline for orders to be entered into such exchange for execution on such Trading Day; and

                               (ii) a determination by the Calculation Agent in
                                    its sole discretion that the event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                                For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event; (3) limitations pursuant to New York Stock Exchange Inc. Rule 70A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in a futures or options contract on such securities by the primary securities market trading in such futures or options, if available, by reason of
                                (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such securities; and (5) a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to such securities are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                                The Calculation Agent shall as soon as
                                reasonably practicable under the
                                circumstances notify us, the trustee, the Depository Trust Company and the agents of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date.

Exchange Factor...............  The Exchange Factor will be set initially at
                                1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See "Adjustment Events" below.

Adjustment Events.............  The Exchange Factor or the amounts paid at maturity will be adjusted as follows:

                                1. If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be proportionately adjusted.

                                2. If the Underlying Shares are subject (i) to a stock dividend (issuance of additional Underlying Shares) that is given ratably to all holders of Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, in each case other than a stock split described in paragraph 1, then once the dividend has become effective and the Underlying Shares are trading ex-dividend, the Exchange Factor will be proportionally adjusted.

                                3.  There shall be no adjustments to the
                                    Exchange Factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares unless such cash dividends or other distributions constitute Extraordinary Dividends as described below (except that distributions described in paragraph 2 above shall not be subject to this paragraph). A cash dividend or other distribution with respect to the Underlying Shares shall be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Shares by an amount equal to at least 10% of the Closing Price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to the Underlying Shares, the Exchange Factor with respect to the Underlying Shares will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Underlying Shares shall equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Underlying Shares described in clause (A), clause (D) or clause (E) in the definitions of "Reorganization Event" of paragraph 5 below that also constitutes an Extraordinary Dividend shall not cause an adjustment to the Exchange Factor pursuant to this paragraph 3.

                                4. If the Underlying Company issues rights or warrants to all holders of the Underlying Shares to subscribe for or purchase Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of this Note, then the Exchange Factor shall be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of shares of the Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                5. If a Reorganization Event (as defined below) occurs, the payment at maturity will depend on (i) whether the Closing Price of the Underlying Shares fell to or below the Knock-in Level on any Trading Day from but not including the Pricing date to and including one Trading Day prior to the date of the Reorganization Event (for purposes of this paragraph 5, we refer to such period as the "Relevant Period"), and (ii) the kind and amount of Exchange Property (as defined below) received by holders of Underlying Shares in the Reorganization Event.

                                    In the case where the Closing Price of the Underlying Shares has fallen to or below the Knock-in Level on any Trading Day during the Relevant Period, each holder of a Security will receive at maturity, in respect of each $1,000 principal amount of each Security, the lesser of: (i) $1,000 in cash or (ii) Exchange Property in an amount with a value equal to the product of the Stock Redemption Amount times the Transaction Value (as defined below).

                                    In the case where the Closing Price of the Underlying Shares has not fallen to or below the Knock-in Level on any Trading Day during the Relevant Period, then the payment at maturity will depend upon the type of Exchange Property received by holders of Underlying Shares in accordance with the following:

                                        (i)  If the Exchange Property consists
                                             solely of equity securities listed
                                             on a securities exchange that, in
                                             the opinion of the Calculation
                                             Agent, maintains sufficient
                                             liquidity for trading in such
                                             Exchange Property, then the payment
                                             at maturity for each $1,000
                                             principal amount of Securities will
                                             depend on
                                             whether the Closing Price of such
                                             Exchange Property has fallen to or
                                             below the Knock-in Level on any
                                             Trading Day commencing on the date
                                             of such Reorganization Event to and
                                             including the Determination Date:

                                             (a) If the Closing price of such
                                                 Exchange Property has not
                                                 fallen to or below the Knock-in
                                                 Level on any Trading Day
                                                 commencing on the date of such
                                                 Reorganization Event to and
                                                 including the Determination
                                                 Date, then each holder of a
                                                 Security will receive the
                                                 principal amount of $1,000 in
                                                 cash; or

                                             (b) If the Closing Price of such
                                                 Exchange Property has fallen to
                                                 or below the Knock-in Level on
                                                 any Trading Day commencing on
                                                 the date of such Reorganization
                                                 Event to and including the
                                                 Determination Date, then (x) if
                                                 the Closing Price of such
                                                 Exchange Property on the
                                                 Determination Date is below the
                                                 Initial Price, we will deliver
                                                 to you, in exchange for each
                                                 Security, Exchange Property
                                                 with a value equal to the
                                                 product of the Stock Redemption
                                                 Amount times the Transaction
                                                 Value and (y) if the Closing
                                                 Price of such Exchange Property
                                                 on the Determination Date is at
                                                 or above the Initial Price, we
                                                 will pay you $1,000 in cash.

                                             The Calculation Agent will adjust
                                             the Initial Price and consequently
                                             the Knock-in Level to reflect the
                                             new securities delivered in such
                                             Reorganization Event and the market
                                             value and volatility levels of such
                                             securities and any Exchange Factor
                                             adjustments to the Initial Price as
                                             of the effective date of the
                                             Reorganization Event. Following any
                                             such adjustment, the Initial Price
                                             will be such adjusted Initial
                                             Price, divided by the Exchange
                                             Factor (which shall have been reset
                                             to 1.0 immediately following the
                                             Reorganization Event). The Bank
                                             will provide notice to the Trustee
                                             of the adjusted Knock-in Level and
                                             Initial Price as soon as
                                             practicable after the date of such
                                             Reorganization Event.

                                        (ii) If the Exchange Property consists
                                             solely of property other than such
                                             listed equity securities, each
                                             holder of a Security will receive,
                                             on the Maturity Date, in exchange
                                             for each $1,000 principal amount of
                                             Securities, Exchange Property with
                                             a value equal to the product of the
                                             Stock Redemption Amount times the
                                             Transaction Value as of the
                                             Determination Date. We may, in lieu
                                             of delivering such Exchange
                                             Property, pay you the cash value of
                                             such Exchange Property as of the
                                             Determination Date, as determined
                                             by the Calculation Agent. We will
                                             notify the Trustee of the amount
                                             and type of Exchange Property to be
                                             delivered or cash to be paid.

                                       (iii) If the Exchange Property consists
                                             of any combination of such listed
                                             equity securities and other
                                             property, then we will (a) deliver,
                                             on the Maturity Date, the portion
                                             of Exchange Property consisting of
                                             such other property with a value
                                             equal to the product of the Stock
                                             Redemption Amount (prior to any
                                             adjustment under this clause) times
                                             the Transaction Value of such
                                             portion of Exchange Property on the
                                             Determination Date or, at our
                                             election, pay the cash value
                                             thereof, as
                                             determined by the Calculation
                                             Agent, (b) proportionally adjust
                                             the Stock Redemption Amount to
                                             reflect the portion of the Exchange
                                             Property constituting such listed
                                             equity securities, (c) adjust the
                                             Initial Price and consequently the
                                             Knock-in Level to reflect such
                                             listed equity securities, the
                                             market value and volatility levels
                                             of such listed equity securities
                                             and any Exchange Factor adjustments
                                             to the Initial Price as of the
                                             effective date of the
                                             Reorganization Event and (d) reduce
                                             the principal amount of each $1,000
                                             of Securities to an amount equal to
                                             such adjusted Stock Redemption
                                             Amount multiplied by such adjusted
                                             Initial Price. Following such
                                             adjustments, the amount paid at
                                             maturity for each Security will be
                                             determined as set forth under
                                             clause (i) above, except references
                                             to each $1,000 principal amount of
                                             Security and $1,000 in cash and the
                                             reference to $1,000 in the
                                             definition of Stock Redemption
                                             Amount shall be references to the
                                             adjusted principal amount of
                                             Securities as described in clause
                                             (d) of the preceding sentence. In
                                             addition, following any such
                                             adjustment, the Initial Price will
                                             be such adjusted Initial Price,
                                             divided by the Exchange Factor
                                             (which shall have been reset to 1.0
                                             immediately following the
                                             Reorganization Event). The Bank
                                             will provide notice to the Trustee
                                             of any adjustments to the
                                             Securities as a result of this
                                             clause (iii) as soon as practicable
                                             after the date of such
                                             Reorganization Event.

                                         "Reorganization Event" means (A) there
                                         has occurred any reclassification or
                                         change with respect to the Underlying
                                         Shares, including, without limitation,
                                         as a result of the issuance of any
                                         tracking stock by the Underlying
                                         Company; (B) the Underlying Company or
                                         any surviving entity or subsequent
                                         surviving entity of the Underlying
                                         Company (an "Underlying Company
                                         Successor") has been subject to a
                                         merger, combination or consolidation
                                         and is not the surviving entity; (C)
                                         any statutory exchange of securities of
                                         the Underlying Company or any
                                         Underlying Company Successor with
                                         another corporation occurs (other than
                                         pursuant to clause (B) above); (D) the
                                         Underlying Company is liquidated; (E)
                                         the Underlying Company issues to all of
                                         its shareholders equity securities of
                                         an issuer other than the Underlying
                                         Company (other than in a transaction
                                         described in clauses (B), (C) or (D)
                                         above) (a "Spin-off Event"); or (F) a
                                         tender or exchange offer or
                                         going-private transaction is
                                         consummated for all the outstanding
                                         Underlying Shares.


                                         "Exchange Property" means securities,
                                         cash or any other assets distributed to
                                         holders of the Underlying Shares in any
                                         Reorganization Event, including, (A) in
                                         the case of the issuance of tracking
                                         stock or in the case of a Spin-off
                                         Event, the Underlying Shares with
                                         respect to which the tracking stock or
                                         spun-off security was issued and (B) in
                                         the case of any other Reorganization
                                         Event where the Underlying Shares
                                         continue to be held by the holders
                                         receiving such distribution, the
                                         Underlying Shares.

                                         "Transaction Value", at any date, means
                                         (A) for any cash received as Exchange
                                         Property in any such Reorganization
                                         Event, the amount of cash received per
                                         Underlying Share; (B) for any property
                                         other than cash or securities received
                                         in any such Reorganization Event, the
                                         market value, as determined by the
                                         Calculation Agent, as of the date
                                         of receipt, of such Exchange Property
                                         received per Underlying Share; and (C)
                                         for any security received in any such
                                         Reorganization Event (including in the
                                         case of the issuance of tracking stock,
                                         the reclassified Underlying Shares and,
                                         in the case of a Spin-off Event, the
                                         Underlying Shares with respect to which
                                         the spun-off security was issued), an
                                         amount equal to the Closing Price, as
                                         of the determination date, per share of
                                         such security multiplied by the
                                         quantity of such security received for
                                         each Underlying Share.

                                         For purposes of clause (iii) above, if
                                         Exchange Property consists of more than
                                         one type of property that is not listed
                                         equity securities described in clause
                                         (iii) above, holders of Securities will
                                         receive at maturity a pro rata share of
                                         each such type of Exchange Property in
                                         proportion to the quantity of such
                                         Exchange Property received in respect
                                         of each Underlying Share. If Exchange
                                         Property includes a cash component,
                                         holders will not receive any interest
                                         accrued on such cash component. In the
                                         event Exchange Property consists of
                                         securities, those securities will, in
                                         turn, be subject to the antidilution
                                         adjustments set forth in paragraphs 1
                                         through 5.

                                         For purposes of this paragraph 5:

                                             (i) in the case of a consummated
                                                 tender or exchange offer or
                                                 going-private transaction
                                                 involving Exchange Property of
                                                 a particular type, Exchange
                                                 Property shall be deemed to
                                                 include the amount of cash or
                                                 other property paid by the
                                                 offeror in the tender or
                                                 exchange offer with respect to
                                                 such Exchange Property (in an
                                                 amount determined on the basis
                                                 of the rate of exchange in such
                                                 tender or exchange offer or
                                                 going-private transaction); and

                                             (ii) in the event of a tender or
                                                 exchange offer or a
                                                 going-private transaction with
                                                 respect to Exchange Property in
                                                 which an offeree may elect to
                                                 receive cash or other property,
                                                 Exchange Property shall be
                                                 deemed to include the kind and
                                                 amount of cash and other
                                                 property received by offerees
                                                 who elect to receive cash.

                                With respect to paragraphs 1 to 5 above, no adjustments to the Exchange Factor shall be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                No adjustments to the Exchange Factor or method of calculating the Exchange Factor shall be required other than those specified above. However, the Bank may, at its sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Shares (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the Closing Price of the Underlying Shares, including, without limitation, a partial tender or partial exchange offer for the Underlying Shares.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any Reorganization Event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Factor or method of calculating the Exchange Factor upon written request by any holder of the Securities.


Alternate Exchange
Calculation in case of an
Event of Default..............  In case an Event of Default with respect to the
                                Securities shall have occurred and be
                                continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as Calculation Agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent.............  AAI. All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts............  Subject to certain exceptions and limitations described in "Series A Notes Offered on a Global Basis -- Payment of Additional Amounts" in the accompanying Prospectus Supplement, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book entry....................  The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

                                 USE OF PROCEEDS

    The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Underlying Shares Held by Us" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                  ERISA MATTERS

     Holding, the Bank and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective and commingled funds and accounts whose underlying assets include the assets of such plans, and with respect to plans that are not subject to ERISA but which are subject to
Section 4975 of the Code, such as individual retirement accounts (collectively, "Plans"). Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of Plans and "parties in interest" or "disqualified persons" with respect to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions may arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which AAI or any of its affiliates is a "party in interest" or "disqualified person" by reason of being a service provider to such Plan, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules. Certain benefit plans, such as government sponsored plans and certain non-U.S. plans are not subject to the prohibited transaction rules of ERISA and the Code, but may be subject to other prohibitions under applicable laws and rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 406 of ERISA or Section 4975 of the Code (or any similar prohibitions);

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and
(ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Each purchaser and holder of the Securities or any interest therein will be deemed to represent by its purchase and holding thereof, as of the date of its acquisition of the Securities or an interest therein through the date that it ceases to hold any interest in the Securities, that: (a) it is not a Plan, or an entity whose underlying assets include plan assets by reason of any Plan's investment in the entity, and is not purchasing or holding the Securities on behalf of or with the assets of any Plan or any benefit plan subject to prohibitions similar to those of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and transfer of the Securities will not give rise to a non-exempt prohibited transaction under
Section 406 of ERISA, Section 4975 of the Code or any similar applicable laws or rules.

     Under ERISA, the assets of a Plan may include assets held in the general account of an insurance company that has issued an insurance policy to such Plan or assets of an entity in which the Plan has invested. If you are a Plan or are considering investing Plan assets in the Securities, you should consult your legal advisor regarding the application of ERISA and the Code. Each purchaser bears exclusive responsibility for ensuring that its purchase and holding of the Securities does not involve a violation of ERISA or any similar laws.


                                    TAXATION

    The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisors as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this Pricing Supplement and is subject to any change in law that may take effect after such date.

UNITED STATES FEDERAL INCOME TAXATION

    The following discussion is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to U.S. Holders (as defined below) who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities and each Component (as defined below) as capital assets within the meaning of Section 1221 of the Code. This discussion, however, does not address the U.S. federal income tax consequences of the ownership or disposition of Underlying Shares should a holder (including a non-U.S. Holder) receive a number of Underlying Shares at maturity. You should consult your tax advisors regarding the potential U.S. federal income tax consequences of the ownership or disposition of Underlying Shares.

    This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described in this discussion, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or if you are subject to special treatment under the U.S. federal income tax laws (E.G., certain financial institutions, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in options or securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or persons who hold Securities as a part of a hedging transaction, straddle, conversion or other integrated transaction).

    As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     As used herein, you are a "U.S. Holder" if you are an owner of Securities and are for U.S. federal income tax purposes:

    o   a citizen or resident of the United States;

    o a corporation organized under the laws of the United States or any political subdivision thereof; or

    o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    If a partnership invests in Securities, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in a partnership that invests in Securities are urged to consult their own tax advisors about the consequences of the investment.

GENERAL

    Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Security for all U.S. tax purposes as consisting of the following components (the "Components"):

    o a put option (the "Put Option") that requires the holder of the Security to buy the Underlying Shares from us for an amount equal to the Deposit (as defined below) if the Closing Price on the Determination Date is lower than the Initial Price and the Closing Price of the Underlying Shares falls to or below the Knock-in Level on any trading day from but not including the Pricing Date up to and including the Determination Date; and

    o a deposit with us of cash, in an amount equal to the principal amount of a Security (the "Deposit"), to secure the holder's potential obligation to purchase the Underlying Shares.

    Under this characterization, a portion of the stated interest payments on a Security is treated as interest on the Deposit, and the remainder is treated as attributable to the holder's sale of the Put Option to us (the "Put Premium"). Based on our judgment as to, among other things, our normal borrowing cost and the value of the Put Option, we have determined that a portion of the stated interest payments equaling 5.48%, on an annualized basis, of the stated principal amount of a Security constitutes interest on the Deposit and the remainder constitutes Put Premium.

    The treatment of the Securities and our allocation described above are not binding on the U.S. Internal Revenue Service (the "IRS") or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.

    TAX COUNSEL HAS ADVISED US THAT IT IS REASONABLE TO ADOPT THE TREATMENT OF THE SECURITIES DESCRIBED ABOVE. NONETHELESS, TAX COUNSEL IS UNABLE TO RENDER AN OPINION AS TO WHETHER SUCH TREATMENT WILL BE RESPECTED DUE TO THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS INSTRUMENTS SIMILAR TO THE SECURITIES. SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE NOT CERTAIN, AND NO ASSURANCE CAN BE GIVEN THAT THE IRS OR A COURT WILL AGREE WITH THE CHARACTERIZATION AND TAX TREATMENT DESCRIBED IN THIS DISCUSSION. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE SECURITIES) AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION ASSUMES THE TREATMENT AND ALLOCATION DESCRIBED ABOVE WILL BE RESPECTED.

TAX CONSEQUENCES TO U.S. HOLDERS

     Assuming the characterization of the Securities and the allocation as set forth above, the following U.S. federal income tax consequences should result to you if you are a U.S. Holder.

    STATED INTEREST PAYMENTS ON THE SECURITIES. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable U.S. Treasury Regulations, the Deposit will be treated as being issued at a discount, the amount of which will equal the portion of the stated interest payments that is attributable to interest on the Deposit. If you are a cash method taxpayer, you will not be required to include the accrued discount currently in income for U.S. federal income tax purposes unless you elect to do so. If you are a cash method taxpayer and do not make this election, you should include the portion of the stated interest payments on the Securities attributable to the Deposit as ordinary income upon receipt. If you are a cash method taxpayer and make the election or are one of certain other types of taxpayers, including an accrual method taxpayer, you will be required to include the discount in income as it accrues on a straight-line basis, unless you make an election to accrue the discount according to a constant yield method based on daily compounding.

    If you are not required and do not make the election to include the discount in income on an accrual basis, you will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Securities in an amount not exceeding the accrued discount on the Deposit until such discount is included in income. Any gain you realize on the Deposit upon the sale, exchange or retirement of the Securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) but not previously included in income through the date of sale, exchange or retirement.

    Receipt of the Put Premium will not be taxable to you upon receipt.

    EXERCISE OR EXPIRATION OF THE PUT OPTION. If the Put Option expires unexercised (I.E., a cash payment of the principal amount of the Securities is made to you at maturity), you will recognize in respect of the Put Option short term capital gain equal to the total Put Premium received.

    In the event that the Put Option is exercised (I.E., the final payment on the Securities is paid in Underlying Shares), you will not recognize any gain or loss in respect of the Put Option (other than in respect of cash received in lieu of fractional shares), and you will have an aggregate adjusted tax basis in the Underlying Shares (including any fractional shares) received equal to:

    o   the Deposit minus

    o   the total Put Premium received.

    Your holding period for any Underlying Shares you receive will start on the day after the delivery of the Underlying Shares.

    In the event that we deliver cash in lieu of fractional Underlying Shares, you will generally recognize a short-term capital gain or loss in an amount equal to the difference between:

    o   the amount of cash you receive in respect of the fractional shares; and

    o   your basis in such shares, as determined above.

    SALE OR EXCHANGE OF THE SECURITIES. Upon a sale of your Securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option on the basis of their respective values on the date of sale. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between:

    o   the amount you receive that is apportioned to the Deposit; and

    o your adjusted basis in the Deposit (which will generally be equal to the principal amount of your Securities increased by the amount of any income you have recognized in connection with the Deposit and decreased by the amount of any payments made to you with respect to the Deposit).

    Except to the extent attributable to accrued discount on the Deposit, which will be taxed as described above under "Stated Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss. The amount of cash that you receive that is apportioned to the Put Option (together with the total Put Premium previously received) will be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser's assumption of your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss in an amount equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you with respect to the assumption of the Put Option. The amount of the deemed payment will also be treated as an amount received in connection with the Deposit in determining your gain or loss in respect of the Deposit.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. A successful assertion of an alternative characterization of the Securities by the IRS could affect the timing and the character of any income or loss with respect to the Securities. It is possible, for instance, that the entire coupon on the Securities could be treated as giving rise to ordinary income. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    You may be subject to information reporting on the amounts paid to you, unless you provide proof of an applicable exemption. You may be subject to backup withholding on the amounts paid to you unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules, or otherwise provide proof of an applicable exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

TAX TREATMENT OF THE SECURITIES TO NON-U.S. HOLDERS

    If you are not a U.S. Holder, you will not be subject to U.S. withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status or an exception to the information reporting and backup withholding rules otherwise applies.

DUTCH TAX CONSIDERATIONS

    THE FOLLOWING IS A GENERAL SUMMARY OF THE DUTCH TAXES DISCUSSED AS AT THE DATE HEREOF IN RELATION TO PAYMENTS MADE UNDER THE SECURITIES. IT IS NOT EXHAUSTIVE AND HOLDERS OF THE SECURITIES WHO ARE IN DOUBT AS TO THEIR TAX POSITION SHOULD CONSULT THEIR PROFESSIONAL ADVISERS.

DUTCH RESIDENT HOLDERS

     Holders who are individuals and are resident or deemed to be resident in The Netherlands, or who have elected to be treated as a Dutch resident holder for Dutch tax purposes, are subject to Dutch income tax on a deemed return regardless of the actual income derived from a Security or gain or loss realized upon disposal or redemption of a Security, provided that the Security is a portfolio investment and is not held in the context of any business or substantial interest. The deemed return amounts to 4% of the average value of the holder's net assets in the relevant fiscal year (including the Securities) and is taxed at a flat rate of 30%.

    Corporate holders that are resident or deemed to be resident in The Netherlands, without being exempt from Dutch corporate tax, will be subject to Dutch corporate tax on all income and gains realized in connection with the Securities.

NON-DUTCH RESIDENT HOLDERS

    Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a Security, unless there is a specific connection with The Netherlands, such as an enterprise or part thereof which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in us.

    A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a Security.

REGISTRATION TAXES, STAMP DUTY, ETC.

    There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the Securities.

WITHHOLDING TAX

All payments by us to the holder in respect of the Securities can be made free of any Dutch withholding tax.

                              PLAN OF DISTRIBUTION

    In addition to LaSalle Financial Services, Inc. ("LFS"), we have appointed ABN AMRO Incorporated ("AAI") as agent for this offering. The agents have agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay an agent, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission ranging from 1% to 4% of the initial offering price of the Securities. LFS has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by the agents, or further engaged by a dealer to whom an agent reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. LFS has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Prospectus Supplement.

    AAI and LFS are wholly owned subsidiaries of the Bank. AAI and LFS will conduct this offering in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm's distributing the securities of an affiliate. When the distribution of the Securities is complete, AAI and LFS may offer and sell those Securities in the course of their business as broker-dealers. AAI and LFS may act as principals or agents in those transactions and will make any sales at prevailing secondary market prices at the time of sale. AAI and LFS may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. AAI and LFS are not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

    The total aggregate principal amount of the Securities being offered by this Pricing Supplement was not purchased by investors in the offering. One or more of our affiliates has agreed to purchase the unsold portion, which does not exceed $51,500, and to hold such Securities for investment for a period of at least 30 days. See "Holding of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors."

PROSPECTUS



                        $2,044,250,000 DEBT SECURITIES,

                               ABN AMRO BANK N.V.

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.


We, ABN AMRO Bank N.V., may offer from time to time debt securities that are fully and unconditionally guaranteed by ABN AMRO Holding N.V. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

Our principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and our telephone number is (31-20) 628 9393.



















SEPTEMBER 17, 2003

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we and ABN AMRO Holding N.V. or "Holding" filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we and Holding may, from time to time, sell the debt securities and related guarantees described in the prospectus in one or more offerings up to a total dollar amount of $2,044,250,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the debt securities and the related guarantees. Each time we and Holding sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" beginning on page 2 of this prospectus.

     Following the initial distribution of an offering of securities, certain affiliates of ours and Holding may offer and sell those securities in the course of their businesses as broker-dealers. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

     The debt securities may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer).

     As used in this prospectus, the "Bank," "we," "us," and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the SEC. You may read and copy these documents at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports and other information regarding Holding that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the SEC by reference to file number 1-14624.

     This prospectus is part of a registration statement we and Holding filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The SEC allows us to incorporate by reference much of the information Holding files with them, which means that we and Holding can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this prospectus is considered to be part of this prospectus. Because we and Holding are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we and Holding incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we or Holding make with the SEC (including any Form 6-Ks we or Holding subsequently file with the SEC and specifically incorporate by reference into this prospectus) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into Registration Statement No. 333-89136, of which this prospectus is a part until we and Holding complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

         (a) Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2002, filed on March 28, 2003 and amended by an Amendment to the Annual Report on Form 20-F filed with the SEC on August 28, 2003, which, as amended, we also refer to as the 20-F for 2002;

         (b) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on April 14, 2003, containing a press release entitled, "Changes in Supervisory Board ABN AMRO", dated March 14, 2003;

         (c) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on May 8, 2003, containing a press release entitled, "ABN AMRO reports first quarter 2003 results:
              Good overall performance", dated April 28, 2003;

         (d) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on May 8, 2003, containing a press release entitled, "ABN AMRO further strengthens position in Brazil through acquisition of Banco Sudameris", dated April 16, 2003;

         (e) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on August 18, 2003, containing (1) a press release entitled, "ABN AMRO reports double-digit growth", dated August 7, 2003, and (2) a release entitled, "Consolidated Ratio of Earnings to Fixed Charges Calculated under Dutch GAAP for the Three Month and Six Month Periods Ended June 30, 2003"; and

         (f) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on August 18, 2003, containing the Articles of Association of ABN AMRO Holding N.V., as last amended on May 26, 2003.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth Holding's consolidated ratios of earnings to fixed charges for the periods indicated based on the figures resulting from the reconciliation to U.S. GAAP.

                                       (UNAUDITED)
                                   SIX MONTHS ENDED(1)          YEAR ENDED DECEMBER 31,
                                   -------------------   -------------------------------------
                                      JUNE 30, 2003      2002    2001    2000    1999    1998
                                   -------------------   -----   -----   -----   -----   -----
Excluding Interest on Deposits(2)          2.50x         1.89x   1.45x   1.85x   1.91x   2.04x
Including Interest on Deposits(2)          1.34x         1.21x   1.08x   1.15x   1.17x   1.17x

--------------
1    These figures are unaudited. The ratios for the six months ended June 30, 2003 are based on Dutch GAAP because U.S. GAAP ratios are not available.

2    Deposits include bank and total customer accounts. See the consolidated financial statements incorporated by reference herein.

                               ABN AMRO BANK N.V.

     We are a prominent international banking group offering a wide range of banking products and financial services on a global basis through our network of approximately 3,500 offices and branches in more than 60 countries and territories. We are one of the largest banking groups in the world, with total consolidated assets of EUR 614.2 billion as of June 30, 2003.


                             ABN AMRO HOLDING N.V.

     ABN AMRO Holding N.V. is incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank N.V. The Articles of Association of Holding were last amended by deed of May 26, 2003 and executed before Mr. R.J.C. van Helden, Notary Public of Amsterdam. Holding's main purpose is to own ABN AMRO Bank N.V. and its subsidiaries. Holding owns 100 percent of the shares of ABN AMRO Bank N.V. and is jointly and severally liable for all liabilities of ABN AMRO Bank N.V. All of the securities issued by ABN AMRO Bank N.V. hereunder after the date hereof will be fully and unconditionally guaranteed by ABN AMRO Holding N.V.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purposes described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

     The debt securities will be issued by the Bank under an Indenture dated November 27, 2000, between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee, as supplemented by a Supplemental Indenture dated September 18, 2003 among the Bank, Holding and the trustee. We refer to the Indenture, as supplemented by the Supplemental Indenture, as the "Indenture." We refer to JPMorgan Chase Bank, as trustee under the Indenture, as the "trustee." The trustee's address is: JPMorgan Chase Bank, Institutional Trust Services, 450 West 33rd Street, 15th Floor, New York, NY 10001.

     We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Where appropriate, we use parentheses to refer you to the particular sections of the Indenture. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

     The debt securities will be our direct, unsecured general obligations. The debt securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

GUARANTEE

     Holding will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the Bank under the Indenture after the date hereof. The guarantee is set forth in, and forms part of, the Indenture under which the debt securities will be issued. If, for any reason, the Bank does not make any required payment in respect of its debt securities when due, Holding as the guarantor thereof will cause the payment to be made to or to the order of the trustee. The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing the Bank or any other person or entity. The guarantees will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations.

PAYMENTS

     We may issue debt securities from time to time in one or more series. The provisions of the Indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

     Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.


TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

     The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

     o    the specific designation;

     o    the aggregate principal amount, purchase price and denomination;

     o the currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

     o    the date of maturity;

     o the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any (the calculation agent will be identified in the applicable pricing supplement);

     o    the interest payment dates, if any;

     o the place or places for payment of the principal of and any premium and/or interest on the debt securities;

     o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

     o whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

     o whether we will issue the debt securities in definitive form and under what terms and conditions;

     o the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

     o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

     o any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

     o any applicable United States federal income tax consequences and Netherlands income tax consequences, including, but not limited to:

          o whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

          o tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

          o tax considerations applicable to any debt securities denominated and payable in foreign currencies;

     o whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty; and

     o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

     Some of the debt securities may be issued as original issue discount debt securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of

Original Issue Discount Securities will contain information relating to federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

     Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the Indenture or the supplemental indenture or issuer order under which that series of debt securities is issued.

     Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Forms of Securities."

COVENANT RESTRICTING MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

     The Indenture provides that the Bank and Holding will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of either of their assets to any other person, unless:

     o either the Bank or Holding, as the case may be, will be the continuing legal entity; or

     o the successor legal entity or person that acquires all or substantially all of the Bank's or Holding's, as the case may be, assets:

          o will be incorporated and existing under the laws of the Netherlands, or a member state of the European Union or the Organisation for Economic Co-Operation and Development; and

          o will expressly assume all of the Bank's or Holding's, as the case may be, obligations under the Indenture and the debt securities and guarantee issued under the Indenture; and

     o immediately after the merger, consolidation, sale, lease or conveyance, the Bank or Holding, as the case may be or that person or that successor legal entity will not be in default in the performance of the covenants and conditions of the Indenture applicable to the Bank or Holding, as the case may be. (Indenture, Section 9.01)

     ABSENCE OF PROTECTIONS AGAINST ALL POTENTIAL ACTIONS OF THE BANK. There are no covenants or other provisions in the Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Bank or Holding or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Bank or Holding or a sale, lease or conveyance of all or substantially all of the Bank's or Holding's, as the case may be, assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

EVENTS OF DEFAULT

     The Indenture provides holders of debt securities with remedies if the Bank or Holding fails to perform specific obligations, such as making payments on the debt securities by the Bank, making payments on the guarantee by Holding or if the Bank or Holding becomes bankrupt. Holders should review these provisions and understand which of the Bank's or Holding's actions trigger an event of default and which actions do not. The Indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

     An event of default is defined under the Indenture, with respect to any series of debt securities issued under that Indenture, as any one or more of the following events (each an "event of default") having occurred and be continuing:

     o default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

     o the Bank or Holding, as the case may be, fails to perform or observe any of its other obligations under the securities and such failure has continued for the period of 60 days next following the service on it of notice requiring the same to be remedied;

     o the Bank or Holding, as the case may be, is declared bankrupt, or a declaration in respect of us is made under Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands;

     o an order is made or an effective resolution is passed for the winding up or liquidation of the Bank or Holding, as the case may be, unless this is done in compliance with the "Covenant Restricting Mergers and Other Significant Corporate Action" described above; or

     o any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued. (Indenture, Section 5.01)

     ACCELERATION OF DEBT SECURITIES UPON AN EVENT OF DEFAULT. The Indenture provides that:

     o if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the Indenture, or due to the default in the performance or breach of any other covenant or warranty of the Bank or Holding, as the case may be, applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Bank or Holding, as the case may be, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

     o if an event of default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding debt securities issued under the Indenture or due to specified events of bankruptcy, insolvency or reorganization of the Bank or Holding, as the case may be, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Indenture, voting as one class, by notice in writing to the Bank or Holding, as the case may be, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. (Indenture, Section 5.01)

     ANNULMENT OF ACCELERATION AND WAIVER OF DEFAULTS. In some circumstances, if any and all events of default under the Indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities. (Indenture, Sections 5.01 and 5.10)

     INDEMNIFICATION OF TRUSTEE FOR ACTIONS TAKEN ON YOUR BEHALF. The Indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. (Indenture, Section 6.01). In addition, the Indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the Indenture before proceeding to exercise any right or power at the request of holders. (Indenture, Section 6.02). Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Indenture, Section 5.09)

     LIMITATION ON ACTIONS BY YOU AS AN INDIVIDUAL HOLDER. The Indenture provides that no individual holder of debt securities may institute any action against the Bank or Holding under that Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

     o the holder must have previously given written notice to the trustee of the continuing default;

     o the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

     o the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

     o the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above. (Indenture, Sections 5.06 and 5.09)

     The Indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. (Indenture, Section 3.05)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Bank or Holding, as the case may be, has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions. (Indenture, Section 10.01)

     DISCHARGE OF INDENTURE. The Bank or Holding, as the case may be, may discharge all of its obligations, other than as to transfers and exchanges, under the Indenture after it has:

     o paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

     o delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

     o irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the relevant Indenture relating only to that series of debt securities.

     DEFEASANCE OF A SERIES OF SECURITIES AT ANY TIME. The Bank or Holding, as the case may be, may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which the Bank or Holding refer to as defeasance.

     The Bank or Holding may be released with respect to any outstanding series of debt securities from the obligations imposed by Section 9.01, which section contains the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called "covenant defeasance."

     Defeasance or covenant defeasance may be effected only if, among other things:

     o the Bank or Holding irrevocably deposit with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

     o the Bank or Holding deliver to the relevant trustee an opinion of counsel to the effect that:

          o the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

          o the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

MODIFICATION OF THE INDENTURE

     MODIFICATION WITHOUT CONSENT OF HOLDERS. The Bank, Holding and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the Indenture to:

     o    secure any debt securities;

     o evidence the assumption by a successor corporation of the Bank's or Holding's, as the case may be, obligations;


     o    add covenants for the protection of the holders of debt securities;

     o    cure any ambiguity or correct any inconsistency;

     o    establish the forms or terms of debt securities of any series; or

     o evidence the acceptance of appointment by a successor trustee. (Indenture, Section 8.01)

     MODIFICATION WITH CONSENT OF HOLDERS. The Bank, Holding and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of those debt securities. However, the Bank, Holding and the trustee may not make any of the following changes to any outstanding debt security without the consent of holders that would be affected by such change:

     o    extend the final maturity of such security;

     o    reduce the principal amount;

     o    reduce the rate or extend the time of payment of interest;

     o    reduce any amount payable on redemption;

     o change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

     o modify or amend the provisions for conversion of any currency into another currency;

     o reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     o alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of the Bank, Holding or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

     o impair the right of any holder to institute suit for the enforcement of any payment on any debt security or the guarantee when due; or

     o reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture. (Indenture, Section 8.02)

CONCERNING OUR RELATIONSHIP WITH THE TRUSTEE

     We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the trustee and affiliates of the trustee.

                              FORMS OF SECURITIES

     Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where the Bank's and Holding's obligation runs to the holder of the security named on the face of the security or (2) in bearer form, where the Bank's and Holding's obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

GLOBAL SECURITIES

     REGISTERED GLOBAL SECURITIES. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

     If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Bank, the trustee or any other agent of the Bank or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

     Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, selling agents or dealers participating in the offerings of bearer securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer securities or during the restricted period with respect to such bearer notes as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), which we refer to as the "restricted period," offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, selling agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale or delivery of bearer securities.

     Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii), and any coupons appertaining thereto, will not be delivered in definitive form, and no interest will be paid thereon, unless the Bank has received a signed certificate in writing or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

     o    is owned by a person that is not a United States person;

     o is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a "financial institution," purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that the Bank may be advised that it will comply with the requirements of
          Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; or

     o is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     We will make payments on bearer securities only outside the United States and its possessions except as permitted by the above regulations.

     Bearer securities, other than temporary global securities, and any coupons issued with bearer securities, will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in this legend provide that, with exceptions, a United States person who holds the bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

     As used herein, "United States person" means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or a trust the income of which is subject to United States federal income taxation regardless of its source. In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

                              PLAN OF DISTRIBUTION

     We and Holding may sell the securities being offered by this prospectus in three ways: (1) through selling agents, (2) through underwriters and/or (3) through dealers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of the Bank and Holding.

     We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     If we use any underwriters to offer and sell these securities, we and Holding will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

     If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent -- in each case, less other expenses attributable to issuance and distribution.

     In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Selling agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

     Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     To the extent an initial offering of the securities will be distributed by an affiliate of the Bank and Holding each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm's distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of the Bank and Holding may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

     In the event that any NASD member participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus or pricing supplements; (b) the maximum compensation to be received by any NASD member in this distribution will be disclosed and submitted for approval with the NASD's Corporate Financing Department (the "Department"); and (c) prior to the commencement of the distribution, underwriting documents proposed for use will be submitted to the Department for review. Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

                                 LEGAL MATTERS

     The validity of the debt securities and guarantee will be passed upon for the Bank and Holding by Laura Schisgall, Esq., Senior Vice President and Derivatives Counsel, and certain matters of Dutch law will be passed upon for the Bank and Holding by Clifford Chance Limited Liability Partnership. Davis Polk & Wardwell will pass upon some legal matters relating to these securities for any selling agents or underwriters. Davis Polk & Wardwell has in the past represented Holding and its affiliates, including the Bank, and continues to represent Holding and its affiliates on a regular basis and in a variety of matters.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Holding incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report of Ernst & Young, independent accountants, given on the authority of the firm as experts in accounting and auditing.


            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     Holding, the Bank and some of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income

Security Act of 1974, as amended, which is commonly referred to as ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the debt securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which Holding, the Bank or any of its affiliates is a service provider, unless those debt securities are acquired pursuant to an exemption for transactions effected on behalf of one of these plans by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. ANY INSURANCE COMPANY OR PENSION OR EMPLOYEE BENEFIT PLAN, OR ANY PERSON INVESTING THE ASSETS OF A PENSION OR EMPLOYEE BENEFIT PLAN, PROPOSING TO INVEST IN THE DEBT SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

--------------------------------------------------------------------------------

TABLE OF CONTENTS

PRICING SUPPLEMENT
                                                   PAGE
                                                   ----
Summary of Pricing Supplement...............       PS-3
Risk Factors................................       PS-8
Hypothetical Sensitivity Analysis of Total
  Return of the Securities at Maturity......      PS-12
Incorporation of Documents by Reference.....      PS-14
Public Information Regarding the Underlying
  Shares....................................      PS-15
Description of Securities...................      PS-17
Use of Proceeds.............................      PS-26
ERISA Matters...............................      PS-26
Taxation....................................      PS-27
Plan of Distribution........................      PS-31

PROSPECTUS SUPPLEMENT
                                                   PAGE
                                                   ----
About This Prospectus Supplement............       S-2
Foreign Currency Risks......................       S-3
Description of Notes........................       S-5
The Depositary..............................      S-23
Series A Notes Offered on a Global Basis....      S-24
United States Federal Taxation..............      S-29
Taxation in The Netherlands.................      S-36
Plan of Distribution........................      S-37
Legal Matters...............................      S-39

PROSPECTUS
                                                   PAGE
                                                   ----
About This Prospectus.......................        2
Where You Can Find Additional Information...        3
Consolidated Ratio of Earnings to Fixed
  Charges...................................        5
ABN AMRO Bank N.V...........................        6
ABN AMRO Holding N.V........................        6
Use of Proceeds.............................        7
Description of Debt Securities..............        8
Form of Securities..........................       14
Plan of Distribution........................       17
Legal Matters...............................       19
Experts.....................................       19
ERISA Matters for Pension Plans & Insurance
  Companies ................................       19
================================================================================

================================================================================







                               ABN AMRO BANK N.V.

                                    $515,000


                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.



                 12.00% KNOCK-IN REVERSE EXCHANGEABLE SECURITIES
                                DUE JUNE 21, 2007
                                    LINKED TO
                                COMMON SHARES OF
                              ULTRA PETROLEUM CORP.




                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 17, 2003 AND
                              PROSPECTUS SUPPLEMENT
                            DATED SEPTEMBER 18, 2003)




                        LASALLE FINANCIAL SERVICES, INC.

                              ABN AMRO INCORPORATED















================================================================================